Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Second Quarter Fiscal Year 2017 Results

HOUSTON, November 3, 2016 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the quarter ended September 30, 2016. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended September 30,			Six Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Operating revenue	$343,662	$419,011	(18.0)%	$699,846	$859,122	(18.5)%
Net loss	(29,797)	(47,132)	36.8%	(70,569)	(50,389)	(40.0)%
Diluted loss per share	(0.85)	(1.21)	29.8%	(2.02)	(1.49)	(35.6)%
Adjusted EBITDAR (1)	77,354	92,764	(16.6)%	147,717	213,811	(30.9)%
Adjusted net income (loss) (1)	(12,314)	1,271	*	(24,322)	19,876	(222.4)%
Adjusted diluted earnings (loss) per share (1)	(0.35)	0.04	*	(0.69)	0.56	(223.2)%
Operating cash flow	43,436	42,323	2.6%	28,038	58,260	(51.9)%
Capital expenditures	80,803	79,212	2.0%	101,866	146,989	(30.7)%

	September 30, 2016	June 30, 2016	% Change
Cash	$100,668	$122,711	(18.0)%
Undrawn borrowing capacity on Revolving Credit Facility	165,970	192,470	(13.8)%
Total liquidity	$266,638	$315,181	(15.4)%
_______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release
* percentage change too large to be meaningful or not applicable
For the September 2016 quarter, we reported a GAAP net loss of $29.8 million or diluted loss per share of $0.85 compared to a GAAP net loss of $47.1 million or diluted loss per share of $1.21 for the September 2015 quarter. Additionally, we reported an adjusted net loss of $12.3 million or adjusted diluted loss per share of $0.35 for the September 2016 quarter compared to adjusted net income of $1.3 million or adjusted diluted earnings per share of $0.04 for the September 2015 quarter.
For the September 2016 year-to-date period, we reported a GAAP net loss of $70.6 million or diluted loss per share of $2.02 compared to a GAAP net loss of $50.4 million or diluted loss per share of $1.49 for the September 2015 year-to-date period. Additionally, we reported an adjusted net loss of $24.3 million or adjusted diluted loss per share of $0.69 for the September 2016 year-to-date period compared to adjusted net income of $19.9 million or adjusted diluted earnings per share of $0.56 for the September 2015 year-to-date period.

BUSINESS AND FINANCIAL UPDATE

•	The September 2016 quarter results are consistent with our view that our global oil and gas business is bottoming with financial results in line with internal expectations.

•	We had $267 million of liquidity as of September 30, 2016 after $80.8 million of capital expenditures and $43.4 million of operating cash flows during the September 2016 quarter.

•
U.K. SAR continues to generate stable cash flows; however the post-Brexit depreciation of British pound sterling reduced net income by $5.6 million, diluted earnings per share by $0.16 and adjusted EBITDAR by $7.4 million in the September 2016 quarter.

“While our results continue to be impacted by the challenges facing the oil and gas industry, we have been successful on a number of fronts, including generating positive cash flow, reducing and deferring capital expenditures and amending our bank group facilities in order to improve our business in fiscal 2017 and beyond,” said Bristow Group President and Chief Executive Officer Jonathan Baliff. “We continue to be laser focused on safety, liquidity and improving cash generation through revenue and cost savings.”

“Our second quarter financial performance was in line with our expectations with sequential quarterly improvement in adjusted EBITDAR. We are actively pursuing financing options and other initiatives to improve our liquidity position and maintain our leadership in this current market environment with further cost reductions and ongoing negotiations with our key business partners.”

“On the commercial front, we continue to see lower global oil and gas business performance in line with our expectations. Although we are seeing an increased level of tender activity globally, fiscal 2017 will remain a challenging year from an earnings perspective. Our strategy beyond the fiscal 2017 action plan is designed to return us to profitability, with or without a market recovery, and includes further revenue diversification and operating efficiencies as we continue to prudently manage our balance sheet.”
Operating revenue from external clients by line of service was as follows:

	Three Months Ended September 30,			Six Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

	(in thousands, except percentages)
Oil and gas services	$238,233	$320,119	(25.6)%	$490,609	$668,227	(26.6)%
Fixed wing services	51,972	54,365	(4.4)%	103,300	109,826	(5.9)%
U.K. SAR services	50,850	39,030	30.3%	100,399	67,583	48.6%
Corporate and other	2,607	5,497	(52.6)%	5,538	13,486	(58.9)%
Total operating revenue	$343,662	$419,011	(18.0)%	$699,846	$859,122	(18.5)%
SECOND QUARTER FY2017 RESULTS
The oil and gas industry experienced a significant downturn during fiscal years 2015 and 2016 primarily due to a decline in crude oil prices which negatively impacted activity with our oil and gas clients. While this decline started in fiscal year 2015, activity and pricing declined further in fiscal year 2016 and has continued into fiscal year 2017, resulting in a significant decrease in gross revenue for our oil and gas services year-over-year. This decline in oil and gas revenue was partially offset by the benefit of our diversification efforts with the start-up of the U.K. SAR contract in April 2015 with seven bases coming online throughout fiscal year 2016.
We reported a net loss of $29.8 million and $47.1 million and diluted loss per share of $0.85 and $1.21 for the September 2016 and 2015 quarters, respectively. The year-over-year decrease in net loss and diluted loss per share is primarily driven by goodwill impairment charges recorded in the September 2015 quarter (included in loss on impairment), less of an unfavorable impact from changes in foreign currency exchange rates, lower losses from disposal of assets and lower depreciation and amortization expense, partially offset by the decline in oil and gas revenue discussed above.
The most significant foreign currency exchange rate impacts were from an $11.4 million loss in the September 2015 quarter compared to a $2.9 million gain in the September 2016 quarter from balance sheet revaluations presented as transaction gains (losses) in other income (expense), net, and an $18.6 million larger unfavorable impact in the September 2015 quarter on our earnings from unconsolidated affiliates as results related to Líder were negatively impacted by the devaluation of the Brazilian real in the September 2015 quarter. This favorable year-over-year change was partially offset by a $3.0 million unfavorable income statement translation impact from changes in foreign currency exchange rates compared to the September 2015 quarter driven by the impact of the depreciating British pound sterling resulting from Brexit on the translation of our results in our Europe Caspian region, partially offset by a favorable impact of the devalued naira in our Africa region. Compared to the pre-Brexit exchange rates, the depreciation of the pound sterling versus the U.S. dollar resulted in a $6.7 million pre-tax decrease in earnings during the September 2016 quarter. Similarly, compared to pre-naira devaluation exchange rates from late June 2016, the devaluation of the naira versus the U.S. dollar resulted in a $6.4 million pre-tax increase in earnings during the September 2016 quarter. During the September 2016 quarter, we benefited from the devaluation of the naira as a majority of our revenue in our Africa region is contracted at fixed U.S. dollar values while the expenses incurred in this region are more evenly split between U.S. dollars and naira, resulting in a significant net expense exposure to the naira that translates into higher U.S. dollar earnings for reporting purposes. This is contrary to our position in our Europe Caspian region, where a majority of our revenue is contracted in British pound sterling with our expense being more evenly split between U.S. dollars and pound sterling, resulting in a significant net revenue exposure to the pound sterling that translates into lower U.S. dollar earnings for reporting purposes.
The GAAP net loss and diluted loss per share for the September 2016 quarter were significantly impacted by the following special items:

•
Organizational restructuring costs of $10.7 million ($7.3 million net of tax), which includes severance expense of $9.6 million related to separation programs across our global organization designed to increase efficiency and reduce costs and other restructuring costs of $1.1 million; $5.0 million of the restructuring costs are included in direct costs and $5.7 million are included in general and administrative expense,

•
Loss on disposal of assets of $2.2 million ($1.5 million net of tax), accelerated depreciation of $1.3 million ($0.9 million net of tax) and impairment of inventory of $7.6 million ($5.3 million net of tax), and

•	A non-cash adjustment related to the valuation of deferred tax assets of $2.5 million.
The September 2015 quarter was impacted by similar items as reflected in the table at the end of this release.
Excluding these items, adjusted net loss and adjusted diluted loss per share were $12.3 million and $0.35, respectively, for the September 2016 quarter. These adjusted results compare to adjusted net income and adjusted diluted earnings per share of $1.3 million and $0.04, respectively, for the September 2015 quarter.
LIQUIDITY AND FINANCIAL FLEXIBILITY
We expect that our liquidity as of September 30, 2016 of $266.6 million, cash flow from operations and proceeds from aircraft sales, as well as future financings will be sufficient to satisfy our capital commitments, including our oil and gas aircraft purchase commitments and remaining capital requirements in connection with our U.K. SAR contract.
“Despite the challenging operating environment, we generated $43 million in operating cash flow in the September quarter demonstrating our commitment to maintaining strong liquidity,” said Don Miller, Senior Vice President and Chief Financial Officer. “With the financial flexibility provided by our current amended debt covenants and the deferral of oil and gas aircraft capital expenditures into fiscal 2019 and beyond, we continue to focus on addressing our debt maturities as part of our commitment to maintaining a prudent balance sheet.”
REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended September 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$186,098	$207,072	(10.1)%
Earnings from unconsolidated affiliates	$65	$153	(57.5)%
Operating income	$5,741	$15,060	(61.9)%
Operating margin	3.1%	7.3%	(57.5)%
Adjusted EBITDAR	$50,155	$67,373	(25.6)%
Adjusted EBITDAR margin	27.0%	32.5%	(16.9)%
The decrease in operating revenue for the September 2016 quarter was primarily driven by the impact of the downturn in the oil and gas industry, which has resulted in decreased activity levels with our oil and gas clients and impacted our revenue for Eastern Airways, the end of an oil and gas contract that began in late fiscal year 2015 and ended in late fiscal year 2016 that contributed $13.5 million in operating revenue in the September 2015 quarter and the impact of changes in foreign currency exchange rates. Partially offsetting these decreases was an increase in operating revenue driven by the start-up of U.K. SAR bases since the September 2015 quarter, which contributed $11.8 million in additional operating revenue for the September 2016 quarter. Eastern Airways contributed $29.8 million and $32.9 million in operating revenue and $3.1 million and $7.8 million in adjusted EBITDAR for the September 2016 and 2015 quarters, respectively.
A substantial portion of our operations in the Europe Caspian region are contracted in the British pound sterling, which depreciated significantly against the U.S. dollar since June 2016 as a result of Brexit. Translation of results at lower pound sterling exchange rates decreased operating revenue, operating income and adjusted EBITDAR by $25.3 million, $11.5 million and $7.0 million, respectively, for the September 2016 quarter compared to the September 2015 quarter. Additionally, we recorded foreign exchange losses of $1.3 million and $6.8 million primarily from the revaluation of assets and liabilities on pound sterling functional currency entities as of September 30, 2016 and 2015, respectively, which is recorded in other income (expense), net and included in adjusted EBITDAR. We expect a greater negative impact on operating revenue, operating income and adjusted EBITDAR from translation of operating results over the remainder of fiscal year 2017 if exchange rates remain at current rates or the British pound sterling weakens further.
Operating margin and adjusted EBITDAR margin for the September 2016 quarter decreased from the September 2015 quarter as a result of the impact from the downturn in the offshore energy market, which was only partially offset by the start-up of the U.K. SAR bases and cost reduction activities.
Africa

	Three Months Ended September 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$50,344	$63,618	(20.9)%
Operating income	$7,942	$7,574	4.9%
Operating margin	15.8%	11.9%	32.8%
Adjusted EBITDAR	$17,632	$19,901	(11.4)%
Adjusted EBITDAR margin	35.0%	31.3%	11.8%
Operating revenue for Africa decreased for the September 2016 quarter due to an overall decrease in activity compared to the September 2015 quarter driven by the downturn in the oil and gas industry. A majority of our revenue in our Africa region is contracted at fixed U.S. dollar values, resulting in minimal exposure to the devalued naira upon translation into U.S. dollars for reporting purposes.
Operating income and operating margin increased in the September 2016 quarter primarily due to a decrease in depreciation and amortization expense and a decline in direct costs. These costs were impacted by the devaluation of the naira since the September 2015 quarter as our naira based expenses translate into less U.S. dollars. The impact of exchange rate changes resulted in a benefit of $8.0 million in reduced operating expenses driving the improvement in operating margin and adjusted EBITDAR margin. Operating income and adjusted EBITDAR benefited from changes in foreign currency exchange rates by $6.8 million and $6.5 million, respectively, year-over-year due to the combination of currencies we transact in for our Nigerian operations.
Americas

	Three Months Ended September 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$56,800	$73,193	(22.4)%
Earnings from unconsolidated affiliates	$260	$(15,513)	101.7%
Operating income	$2,643	$(9,046)	129.2%
Operating margin	4.7%	(12.4)%	137.9%
Adjusted EBITDAR	$15,300	$7,295	109.7%
Adjusted EBITDAR margin	26.9%	10.0%	169.0%
Operating revenue decreased for the September 2016 quarter primarily due to a decline in activity in our U.S. Gulf of Mexico operations resulting from the oil and gas industry downturn, a decrease in Brazil due to fewer aircraft leased to Líder and a decrease in Suriname due to the end of a contract. These decreases were partially offset by an increase in Trinidad due to additional aircraft on contract and a new contract in Guyana.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin were negatively impacted by unfavorable exchange rate changes in both the September 2016 and 2015 quarters which reduced our results from our investment in Líder. Earnings from our investment in Líder were reduced by $1.3 million and $19.9 million for the September 2016 and 2015 quarters, respectively, due to the impact of unfavorable exchange rate changes. Excluding this impact, earnings from our investment in Líder would have been $2.2 million and $4.7 million, respectively, operating income for the Americas region would have been $3.9 million (6.9% operating margin) and $10.9 million (14.8% operating margin), respectively, and adjusted EBITDAR for the Americas region would have been $16.6 million (29.1% adjusted EBITDAR margin) and $27.2 million (37.1% adjusted EBITDAR margin), respectively, in the September 2016 and 2015 quarters. Further, this year-over-year decrease in the Americas region’s operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin primarily resulted from lower revenue driven by a decline in activity discussed above, partially offset by a decrease in direct costs, including a decrease in salaries and benefits and maintenance expense.
Asia Pacific

	Three Months Ended September 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$50,820	$72,038	(29.5)%
Operating income	$(9,575)	$5,013	(291.0)%
Operating margin	(18.8)%	7.0%	(368.6)%
Adjusted EBITDAR	$6,909	$16,323	(57.7)%
Adjusted EBITDAR margin	13.6%	22.7%	(40.1)%
Operating revenue decreased for the September 2016 quarter compared to the September 2015 quarter primarily due to the ending of short-term contracts. A substantial portion of our operations in the Asia Pacific region are contracted in the Australian dollar, which has strengthened against the U.S. dollar since fiscal year 2016. Foreign currency exchange rate changes resulted in an increase of our revenue for our Asia Pacific region of $1.9 million for the September 2016 quarter. Airnorth contributed $21.5 million and $21.6 million in operating revenue and $5.2 million and $4.9 million in adjusted EBITDAR for the September 2016 and 2015 quarters, respectively.
Operating income, operating margin, adjusted EBITDAR and adjusted EBITDAR margin decreased primarily due to lower activity partially offset by cost reduction activities, including a decrease in salaries and benefits, maintenance expense and travel and training expense.
Corporate and other

	Three Months Ended September 30,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$2,641	$6,160	(57.1)%
Earnings from unconsolidated affiliates	$(187)	$—	*
Operating income	$(31,447)	$(34,427)	8.7%
Adjusted EBITDAR	$(12,642)	$(18,128)	30.3%
_____________
* percentage change too large to be meaningful or not applicable
Operating revenue decreased in the September 2016 quarter primarily due to a decline in Bristow Academy revenue of $3.3 million.
Operating loss and adjusted EBITDAR improved from the September 2015 quarter primarily due to overall cost reduction activities that reduced professional fees and other costs including information technology, staff relocation and recruitment and travel expenses, partially offset by a decline in revenue discussed above and an increase in salaries and benefits. Salaries and benefits were impacted by the reversal of a bonus accrual in the September 2015 quarter, an increase in performance cash plan expense as a result of an increase in stock price performance and an increase in severance expense associated with the organizational restructuring efforts, mostly offset by a reduction in other salaries and benefits as a result of a reduced headcount from organizational restructuring efforts.
DIVIDEND
On November 1, 2016, our Board of Directors approved a dividend of $0.07 per share to be paid on December 15, 2016 to shareholders of record on December 1, 2016. Based on shares outstanding as of September 30, 2016, the total quarterly dividend payment will be approximately $2.5 million.
GUIDANCE
Fiscal year 2017 guidance for selected financial measures is provided in the financial tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, November 4, 2016 to review financial results for the fiscal year 2017 second quarter ended September 30, 2016. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2017 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through November 18, 2016 and may be accessed by calling toll free 1-877-660-6853, passcode: 13646189#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through November 18, 2016 and may be accessed by calling 1-201-612-7415, passcode: 13646189#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance and training, to government and civil organizations worldwide.  Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency.  For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation:

fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 and annual report on Form 10-K for the fiscal year ended March 31, 2016. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Gross revenue:
Operating revenue from non-affiliates	$325,315	$398,010	$663,990	$818,023
Operating revenue from affiliates	18,347	21,001	35,856	41,099
Reimbursable revenue from non-affiliates	13,805	27,900	27,019	54,785
	357,467	446,911	726,865	913,907
Operating expense:
Direct cost	281,630	307,564	571,173	638,243
Reimbursable expense	13,276	26,695	25,890	52,862
Depreciation and amortization	28,592	37,387	63,286	74,533
General and administrative	51,274	53,457	103,869	114,789
	374,772	425,103	764,218	880,427

Loss on impairment	(7,572)	(22,274)	(7,572)	(27,713)
Loss on disposal of assets	(2,186)	(14,007)	(12,203)	(21,702)
Earnings from unconsolidated affiliates, net of losses	181	(15,360)	4,011	(9,064)
Operating loss	(26,882)	(29,833)	(53,117)	(24,999)

Interest expense, net	(11,468)	(7,179)	(22,354)	(14,848)
Other income (expense), net	3,003	(11,424)	(3,186)	(7,585)
Loss before benefit for income taxes	(35,347)	(48,436)	(78,657)	(47,432)
Benefit for income taxes	5,240	2,756	7,478	123
Net loss	(30,107)	(45,680)	(71,179)	(47,309)
Net (income) loss attributable to noncontrolling interests	310	(1,452)	610	(3,080)
Net loss attributable to Bristow Group	(29,797)	(47,132)	(70,569)	(50,389)
Accretion of redeemable noncontrolling interest	—	4,803	—	(1,498)
Net loss attributable to common stockholders	$(29,797)	$(42,329)	$(70,569)	$(51,887)

Loss per common share:
Basic	$(0.85)	$(1.21)	$(2.02)	$(1.49)
Diluted	$(0.85)	$(1.21)	$(2.02)	$(1.49)

Non-GAAP measures:
Adjusted EBITDAR	$77,354	$92,764	$147,717	$213,811
Adjusted EBITDAR margin	22.5%	22.1%	21.1%	24.9%
Adjusted net income (loss)	$(12,314)	$1,271	$(24,322)	$19,876
Adjusted diluted earnings (loss) per share	$(0.35)	$0.04	$(0.69)	$0.56

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$100,668	$104,310
Accounts receivable from non-affiliates	199,005	243,425
Accounts receivable from affiliates	8,351	5,892
Inventories	126,973	142,503
Assets held for sale	40,338	43,783
Prepaid expenses and other current assets	50,510	53,183
Total current assets	525,845	593,096
Investment in unconsolidated affiliates	206,483	194,952
Property and equipment – at cost:
Land and buildings	237,282	253,098
Aircraft and equipment	2,614,585	2,570,577
	2,851,867	2,823,675
Less – Accumulated depreciation and amortization	(560,955)	(540,423)
	2,290,912	2,283,252
Goodwill	28,922	29,990
Other assets	145,934	161,655
Total assets	$3,198,096	$3,262,945
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$110,650	$96,966
Accrued wages, benefits and related taxes	60,852	59,431
Income taxes payable	18,617	27,400
Other accrued taxes	7,052	7,995
Deferred revenue	30,612	24,206
Accrued maintenance and repairs	20,198	22,196
Accrued interest	11,884	11,985
Other accrued liabilities	49,760	48,392
Deferred taxes	696	1,881
Short-term borrowings and current maturities of long-term debt	81,510	60,394
Contingent consideration	7,352	29,522
Total current liabilities	399,183	390,368
Long-term debt, less current maturities	1,140,036	1,071,578
Accrued pension liabilities	55,036	70,107
Other liabilities and deferred credits	25,137	33,273
Deferred taxes	149,328	172,254
Redeemable noncontrolling interest	13,175	15,473
Stockholders’ investment:
Common stock	378	377
Additional paid-in capital	803,801	801,173
Retained earnings	1,096,794	1,172,273
Accumulated other comprehensive loss	(307,358)	(289,819)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,408,819	1,499,208
Noncontrolling interests	7,382	10,684
Total stockholders’ investment	1,416,201	1,509,892
Total liabilities, redeemable non controlling interests and stockholders’ investment	$3,198,096	$3,262,945

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(71,179)	$(47,309)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	63,286	74,533
Deferred income taxes	(20,060)	(22,545)
Discount amortization on long-term debt	989	946
Loss on disposal of assets	12,203	21,702
Loss on impairment	7,572	27,713
Stock-based compensation	6,244	10,380
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(3,528)	9,876
Tax benefit related to stock-based compensation	—	(203)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	24,395	33,490
Inventories	(797)	(3,061)
Prepaid expenses and other assets	(4,910)	(21,667)
Accounts payable	18,169	25,395
Accrued liabilities	1,939	(41,488)
Other liabilities and deferred credits	(6,285)	(9,502)
Net cash provided by operating activities	28,038	58,260
Cash flows from investing activities:
Capital expenditures	(101,866)	(146,989)
Proceeds from asset dispositions	11,819	16,107
Net cash used in investing activities	(90,047)	(130,882)
Cash flows from financing activities:
Proceeds from borrowings	195,954	461,581
Debt issuance costs	(2,925)	—
Repayment of debt	(120,966)	(323,569)
Partial prepayment of put/call obligation	(25)	(28)
Acquisition of noncontrolling interest	—	(2,000)
Payment of contingent consideration	(10,000)	(8,000)
Common stock dividends paid	(4,910)	(23,746)
Tax benefit related to stock-based compensation	—	203
Net cash provided by financing activities	57,128	104,441
Effect of exchange rate changes on cash and cash equivalents	1,239	3,376
Net increase (decrease) in cash and cash equivalents	(3,642)	35,195
Cash and cash equivalents at beginning of period	104,310	104,146
Cash and cash equivalents at end of period	$100,668	$139,341

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	22,638	24,220	44,782	47,636
Africa	7,652	8,678	15,724	18,858
Americas	5,957	9,735	12,167	20,427
Asia Pacific	6,357	8,191	13,068	16,697
Consolidated	42,604	50,824	85,741	103,618
Operating revenue:
Europe Caspian	$186,098	$207,072	$375,226	$410,997
Africa	50,344	63,618	103,468	141,099
Americas	56,800	73,193	115,554	153,215
Asia Pacific	50,820	72,038	106,052	146,775
Corporate and other	2,641	6,160	5,818	14,933
Intra-region eliminations	(3,041)	(3,070)	(6,272)	(7,897)
Consolidated	$343,662	$419,011	$699,846	$859,122
Operating income (loss):
Europe Caspian	$5,741	$15,060	$18,771	$29,257
Africa	7,942	7,574	9,513	20,526
Americas	2,643	(9,046)	3,564	7,486
Asia Pacific	(9,575)	5,013	(15,468)	4,325
Corporate and other	(31,447)	(34,427)	(57,294)	(64,891)
Loss on disposal of assets	(2,186)	(14,007)	(12,203)	(21,702)
Consolidated	$(26,882)	$(29,833)	$(53,117)	$(24,999)
Operating margin:
Europe Caspian	3.1%	7.3%	5.0%	7.1%
Africa	15.8%	11.9%	9.2%	14.5%
Americas	4.7%	(12.4)%	3.1%	4.9%
Asia Pacific	(18.8)%	7.0%	(14.6)%	2.9%
Consolidated	(7.8)%	(7.1)%	(7.6)%	(2.9)%
Adjusted EBITDAR:
Europe Caspian	$50,155	$67,373	$100,042	$132,559
Africa	17,632	19,901	26,672	42,715
Americas	15,300	7,295	34,898	40,737
Asia Pacific	6,909	16,323	13,070	33,395
Corporate and other	(12,642)	(18,128)	(26,965)	(35,595)
Consolidated	$77,354	$92,764	$147,717	$213,811
Adjusted EBITDAR margin:
Europe Caspian	27.0%	32.5%	26.7%	32.3%
Africa	35.0%	31.3%	25.8%	30.3%
Americas	26.9%	10.0%	30.2%	26.6%
Asia Pacific	13.6%	22.7%	12.3%	22.8%
Consolidated	22.5%	22.1%	21.1%	24.9%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of September 30, 2016
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing (1)		Unconsolidated Affiliates (4)
							Total (2)(3)		Total
Europe Caspian	54%	—	14	74	—	30	118	—	118
Africa	15%	14	30	5	—	4	53	45	98
Americas	17%	15	45	17	—	—	77	68	145
Asia Pacific	14%	2	9	23	—	14	48	—	48
Corporate and other	0%	—	—	—	49	—	49	—	49
Total	100%	31	98	119	49	48	345	113	458

Aircraft not currently in fleet: (5)
On order		—	5	30	—	—	35
Under option		—	2	4	—	—	6
_______________

(1)
Includes 32 fixed wing aircraft operated by Eastern Airways which are included in the Europe Caspian and Africa regions and 14 fixed wing aircraft operated by Airnorth which are included in the Asia Pacific region.

(2)	Includes 27 aircraft held for sale and 115 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	1	—	—	—	1
Africa	5	7	—	—	—	12
Americas	1	8	—	—	—	9
Asia Pacific	—	—	—	—	1	1
Corporate and other	—	—	—	4	—	4
Total	6	16	—	4	1	27

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	5	39	—	12	56
Africa	—	—	2	—	2	4
Americas	1	14	5	—	—	20
Asia Pacific	2	2	9	—	4	17
Corporate and other	—	—	—	18	—	18
Total	3	21	55	18	18	115

(3)	The average age of our fleet, excluding fixed wing and training aircraft, was approximately nine years as of September 30, 2016.

(4)
The 113 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 44 helicopters (primarily medium) and 24 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY17 GUIDANCE

FY17 guidance as of September 30, 2016 (1)
U.K. SAR	Revenue	~$195M - $225M	G&A expense	~$195M - $215M
	EBITDAR (2)	~$85M - $105M	Depreciation expense	~$110M - $130M
Eastern	Revenue	~$120M - $135M	Rent expense	~$215M - $225M
	EBITDAR (2)	~$15M - $20M	Interest expense	~$35M - $45M
Airnorth	Revenue	~$70M - $85M	Non-aircraft capital expenditures	~$50M annually
	EBITDAR (2)	~$15M - $20M
_______________

(1)	FY17 guidance assumes FX rates as of September 30, 2016.

(2)
EBITDAR excludes corporate overhead allocations consistent with financial reporting. EBITDAR is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to EBITDAR is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent registered public accounting firm. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three months ended		Six months ended
	September 30,		September 30,
	2016	2015	2016	2015

	(In thousands, except percentages and per share amounts)
Net loss	$(30,107)	$(45,680)	$(71,179)	$(47,309)
Loss on disposal of assets	2,186	14,007	12,203	21,702
Special items	18,265	27,974	24,824	41,404
Depreciation and amortization	28,592	37,387	63,286	74,533
Rent expense	51,955	54,436	103,238	108,318
Interest expense	11,703	7,396	22,823	15,286
Benefit for income taxes	(5,240)	(2,756)	(7,478)	(123)
Adjusted EBITDAR	$77,354	$92,764	$147,717	$213,811

Benefit for income taxes	$5,240	2,756	$7,478	$123
Tax benefit on loss on disposal of asset	(699)	(3,221)	(3,905)	(4,991)
Tax expense (benefit) on special items	(3,554)	(893)	4,972	(7,100)
Adjusted benefit (provision) for income taxes	$987	$(1,358)	$8,545	$(11,968)

Effective tax rate (1)	14.8%	5.7%	9.5%	0.3%
Adjusted effective tax rate (1)	7.3%	33.3%	25.5%	34.3%

Net loss attributable to Bristow Group	$(29,797)	$(47,132)	$(70,569)	$(50,389)
Loss on disposal of assets	1,487	10,786	8,298	16,711
Special items	15,996	37,617	37,949	53,554
Adjusted net income (loss)	$(12,314)	$1,271	$(24,322)	$19,876

Diluted loss per share	$(0.85)	$(1.21)	$(2.02)	$(1.49)
Loss on disposal of assets	0.04	0.31	0.24	0.47
Special items	0.46	0.93	1.08	1.56
Adjusted diluted earnings (loss) per share	(0.35)	0.04	(0.69)	0.56
_______________

(1)
Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income. Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

	Three Months Ended September 30, 2016
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$10,693	$7,296	$0.21
Additional depreciation expense resulting from fleet changes (2)	—	871	0.02
Impairment of inventories (3)	7,572	5,344	0.15
Tax valuation allowance (4)	—	2,485	0.07
Total special items	$18,265	$15,996	0.46

	Three Months Ended September 30, 2015
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$5,700	$4,167	$0.12
Additional depreciation expense resulting from fleet changes (2)	—	7,885	0.22
Goodwill impairment (5)	22,274	25,565	0.73
Accretion of redeemable noncontrolling interests (6)	—	—	(0.14)
Total special items	$27,974	$37,617	0.93

	Six Months Ended September 30, 2016
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$17,252	$11,588	$0.33
Additional depreciation expense resulting from fleet changes (2)	—	5,361	0.15
Impairment of inventories (3)	7,572	5,344	0.15
Tax valuation allowance (4)	—	15,656	0.45
Total special items	$24,824	$37,949	1.08

	Six Months Ended September 30, 2015
	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$13,691	$10,904	$0.31
Additional depreciation expense resulting from fleet changes (2)	—	13,321	0.38
Impairment of inventories (3)	5,439	3,764	0.11
Goodwill impairment (5)	22,274	25,565	0.72
Accretion of redeemable noncontrolling interests (6)	—	—	0.04
Total special items	$41,404	$53,554	1.56
_______________

(1)	Organizational restructuring costs primarily includes severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)	Relates to additional depreciation expense due to fleet changes.

(3)
Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of, classified all or a significant portion of as held for sale or made a decision to cease ownership within our fleet earlier than previously anticipated.

(4)
Relates to a tax valuation allowance of $2.5 million against net operating losses for the three months ended September 30, 2016 and a tax valuation allowance of $11.0 million against foreign tax credits and $4.7 million against net operating losses in certain foreign jurisdictions for the six months ended September 30, 2016.

(5)	Relates to an impairment of goodwill of our Bristow Norway reporting unit within our Europe Caspian region and Bristow Academy reporting unit within Corporate and other.

(6)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.

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